Exhibit 1

            IIJ Announces ADS Ratio Change and Stock Split


    TOKYO--(BUSINESS WIRE)--Aug. 4, 2005--Internet Initiative Japan Inc. (IIJ, NASDAQ: IIJI) today announced that its board of directors approved a change in the ratio of its American Depositary Shares ("ADSs") to the shares of common stock of IIJ ("Shares") from 1 ADS = 1 / 2,000 of a Share to 1 ADS = 1 / 400 of a Share and a stock split (1 to 5) of Shares.
    The ratio change and stock split will not affect the total number of ADSs in issue and are not expected to affect the ADS trading price on the NASDAQ market, because: (1) the ADS ratio change will be reciprocal to the stock split and (2) the effective date for the ratio change will be the payable date for the stock split.
    In connection with the ratio change and stock split, the ADS depositary facility at The Bank of New York will be temporarily closed for deposits of Shares for delivery of American Depositary Receipts ("ADRs") representing the ADSs and withdrawal of Shares upon surrender of ADRs from and including Friday, August 26, 2005, to, and including, the payable date for the stock split, Tuesday, October 11, 2005. The holders of IIJ ADSs will be able to trade its ADSs on the NASDAQ market as usual during the period in which the depositary facility is closed for deposits and withdrawals of Shares.


Summary of the ADS Ratio Change:

 1. Outline

    (1) Current ratio:             1 ADS = 1 / 2,000 of a Share
    (2) New ratio:                 1 ADS = 1 / 400 of a Share
    (3) Effective date:            Tuesday,  October 11, 2005 (EST)
    (4) ADS Depositary Bank:       The Bank of New York

Summary of the Stock Split

 1. Purpose of the stock split:    To reduce our stock price per
                                   investment unit by means of the
                                   stock split

 2. Outline of the stock split:

    (1) Number of additional       The number of Shares outstanding as
    shares to be issued in         of August 31, 2005 multiplied by
    connection with the stock      four (153,440 Shares when estimated
    split:                         based on the number of Shares
                                   outstanding as of August 4, 2005 =
                                   38,360 Shares)

    (2) Method:                    A 1 to 5 stock split will be made
                                   for shareholders of record listed
                                   in the register of shareholders as
                                   of the end of business on
                                   Wednesday, August, 31, 2005

 3. Payable date:                  Tuesday, October 11, 2005

 4. Dividend calculation           April 1, 2005
    commencement date:

 5. Increase in the number of      In accordance with Clause 2,
    authorized shares:             Article 218 of the Commercial Code,
                                   the Articles of Incorporation of
                                   IIJ will be amended as of Tuesday,
                                   October 11, 2005 and the number of
                                   authorized shares will be increased
                                   by 302,080 shares to 377,600
                                   shares.

(Reference)

 1. There will be no increase in stated capital in relation to the stock split. Stated capital as of August 4, 2005 is 13,765,372 Yen.

 2. The exercise price per share for stock acquisition rights will be adjusted to reflect the stock split.


    About IIJ

    Founded in 1992, Internet Initiative Japan Inc. (IIJ, NASDAQ:
IIJI) is one of Japan's leading Internet-access and comprehensive network solutions providers. The company has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ and its group of companies provide total network solutions that mainly cater to high-end corporate customers. The company's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design.

    The statements within this release contain forward-looking statements about our future plans that involve risk and uncertainty. These statements may differ materially from actual future events or results. Readers are referred to the documents furnished by Internet Initiative Japan Inc. with the SEC, specifically the most recent reports on Forms 20-F and 6-K, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.


    CONTACT: IIJ Corporate Communications
             +81-3-5259-6310
             press@iij.ad.jp
             http://www.iij.ad.jp/